EXHIBIT 99.1

j2 Global Reports Q3 2002 Earnings per Share of $0.32
Announces 21stConsecutive Quarter of Revenue Growth

HOLLYWOOD, Calif., October 28, 2002—j2 Global Communications, Inc. [NASDAQ: JCOM], the outsourced, value–added messaging and communications company, today reported financial results for the third quarter ended September 30, 2002.

Revenue for the quarter increased 45% to $12.5 million compared with revenue of $8.6 million for the third quarter of 2001. Revenue in Q3 2002 grew 11% versus Q2 2002 revenue of $11.3 million.

Net earnings for the quarter increased to $3.9 million compared with net earnings of ($1.5 million) for Q3 2001. Net earnings in Q3 2002 grew 18% versus Q2 2002 net earnings of $3.3 million.

Net earnings per share on a fully diluted basis for the quarter increased to $0.32 per share compared with ($0.13) per share in Q3 2001. Net earnings per share on a fully diluted basis in Q3 2002 grew 14% versus Q2 2002 net earnings per share of $0.28.

Assuming the adoption of Financial Accounting Standard No. 142 (“Goodwill and Other Intangible Assets”) had occurred at the beginning of 2001, j2 Global would have reported net earnings for the third quarter of 2001 of $270,000 or $0.02 per diluted share.

EBITDA (earnings before interest, taxes, depreciation and amortization) for Q3 2002 increased to $4.7 million compared with $883,000 for Q3 2001. EBITDA in Q3 2002 grew 19% versus Q2 2002 EBITDA of $4.0 million.

Key financial results for the quarter and comparisons versus the year–ago quarter are as follows:

	Quarter	Quarter
	ended	ended
	Q3 ’02	Q3 ’01

Revenue	$12.5 million	$8.6 million

Gross Profit	$10.0 million	$5.2 million

Net Earnings (Loss)	$3.9 million	($1.5 million)

Basic Net Earnings (Loss) per Share	$ 0.36	($ 0.13)

Diluted Net Earnings (Loss) per Share	$ 0.32	($ 0.13)

EBITDA	$4.7 million	$ 883,000

“We continue to be pleased with j2 Global’s top and bottom line growth, particularly in this generally weak economic environment,” said Scott Jarus, president of j2 Global. “Our earnings during the third quarter continue to highlight the fundamental strengths of our business – the significant flow–through of incremental revenue to the bottom–line, a strong gross margin as a result of our critical mass and scalability, and a concentrated focus on cost management.”

Revised 2002 Outlook

In light of the Company’s continuing strong performance through the first nine months of 2002, j2 Global announced that it has revised upwards its 2002 revenue, EBITDA, and net earnings estimates. In July 2002, the Company announced that it expected its revenue, EBITDA, and net earnings for 2002 to be in excess of $45.0 million, $14.4 million, and $11.9 million, respectively. j2 Global now expects its 2002 revenue, EBITDA and net earnings to be in excess of $46.7 million, $15.8 million, and $12.9 million, respectively. The following chart summarizes these revisions, which are based on current information as of October 28, 2002:

	Previous	Revised
	Guidance	Guidance

Revenue	$45.0+ million	$46.7+ million

EBITDA	$14.4+ million	$15.8+ million

Net Earnings	$11.9+ million	$12.9+ million

Basic Net Earnings per Share	$1.09	$1.19

Fully Diluted Net Earnings per Share	$0.96	$1.06

Third Quarter Earnings Call
j2 Global’s Third Quarter conference call will be broadcast live over the Internet on October 28, 2002, at 4:30 p.m. EST. During the call, the Company will review its presentation for investors, which will be posted on the Company’s Website at www.j2global.com and filed with the Securities and Exchange Commission pursuant to Regulation FD.

What:	j2 Global Communications, Inc. Third Quarter 2002 Earnings Conference Call

When:	4:30 p.m. Eastern Time on Monday, October 28, 2002

Where:	www.j2global.com or
www.firstcallevents.com/service/ajwz366851897gf12.html

How:	Live over the Internet—simply log onto the call via the Web at the address above

Contact:	Scott Turicchi at investor@j2.com

Questions for the conference call will be taken via email at investor@j2.com and can be sent anytime prior to or during the Webcast.

If you are unable to participate during the live Webcast, the conference call and presentation materials will be archived for approximately two weeks at www.j2global.com.

(Minimum requirements to listen to the broadcast: Windows Media Player software, downloadable free from www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8 kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to Webcastsupport@tfprn.com.)

About j2 Global Communications
Founded in 1995, j2 Global Communications, Inc. provides outsourced, value–added messaging and communications services to more than four million customers around the world. j2 Global’s network spans over 800 cities in 18 countries on five continents. The Company offers its patented services and software through three distinct sales channels: Web, Corporate and Licensed Services, and markets those services under the eFax®, jConnect®, Hotsend®, Papermaster®, Protofax® and Documagix® brands. j2 Global’s industry accolades include the Deloitte & Touche Fast 50 and Fast 500 Awards for 2001 and 2002, Forbes Best of the Web Award, PC Magazine’s Top 100 Websites Award, British Telecom’s Tech Award and many others. For more information about j2 Global, please visit www.j2global.com.

Contacts:

Christine Brodeur or Robert Karpman Jeff Adelman	Jeff Adelman
Socket Media, Inc.	j2 Global Communications, Inc.
310-829-0556 or 310-829-0586	323-372-3617
c.brodeur or r.karpman@socketmedia.com	press@j2.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this Press Release are “forward–looking statements” within the meaning of The Private Securities Litigation Act of 1995. These forward–looking statements are based on management’s current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward–looking statements. These factors and uncertainties include, among other items: Ability to obtain telephone numbers in sufficient quantities on acceptable terms; subscriber growth and retention; uncertainties regarding the protection of proprietary technology or infringement of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments surrounding unified messaging and communications; and other factors set forth in j2 Global’s filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting j2 Global, refer to the Annual Report on Form 10–K/A filed by j2 Global on April 30, 2002 and the other reports filed by j2 Global from time to time with the SEC, each of which is available at www.sec.gov.

j2 Global Communications, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2002	2001	2002	2001
Revenues
Subscriber	$11,551	$7,677	$31,349	$20,793
Advertising	783	652	2,314	1,241
Licensed services and other	169	268	526	1,638

Total revenue	12,503	8,597	34,189	23,672

Cost of revenue	2,550	3,387	8,692	9,954

Gross profit	9,953	5,210	25,497	13,718

Operating expenses:
Sales and marketing	1,982	1,125	4,713	3,313
Research and development	747	709	2,279	1,890
General and administrative	3,372	3,381	10,032	10,600
Amortization of goodwill and other intangibles	—	1,727	112	5,197

Total operating expenses	6,101	6,942	17,136	21,000

Operating earnings (loss)	3,852	(1,732)	8,361	(7,282)

Other income, net	62	275	387	1,076

Earnings (loss) before income taxes and cumulative effect
of change in accounting principle	3,914	(1,457)	8,748	(6,206)

Income tax expense	—	—	—	—

Earnings (loss) before cumulative effect of change in accounting
principle	3,914	(1,457)	8,748	(6,206)

Cumulative effect of change in accounting principle	—	—	225	—

Net earnings (loss)	$3,914	$(1,457)	$8,973	$(6,206)

Basic net earnings (loss) per share	$0.36	$(0.13)	$0.83	$(0.54)

Diluted net earnings (loss) per share	$0.32	$(0.13)	$0.76	$(0.54)

Basic weighted average shares
outstanding	10,828,473	11,239,198	10,772,058	11,412,078

Diluted weighted average shares
outstanding	12,239,737	11,239,198	11,839,788	11,412,078

j2 Global Communications, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	September 30, 2002	December 31, 2001
ASSETS
Cash and cash equivalents	$27,440	$19,087
Accounts receivable, net	4,681	3,615
Prepaid expenses and other	1,798	1,298

Total current assets	33,919	24,000

Furniture, fixtures and equipment, net	6,314	6,066
Goodwill and other purchased intangibles, net	17,329	17,746
Other assets	1,106	1,244

Total assets	$58,668	$49,056

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$4,470	$4,929
Accrued exit costs	—	898
Deferred revenue	1,955	1,406
Current portion of long–term debt	1,112	655

Total current liabilities	7,537	7,888
Long–term debt	161	28

Total liabilities	7,698	7,916

Total stockholders’ equity	50,970	41,140

Total liabilities and stockholders’ equity	$58,668	$49,056

j2 Global Communications, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Nine months ended
	September 30
	2002	2001
Cash flows from operating activities:
Net income (loss)	$8,973	$(6,206)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	2,615	7,426
Gain on repurchase of treasury stock	(80)	—
Gain on sale of investment	(162)	—
Stock based compensation	93	289
Compensation in exchange for note reduction	130	338
Cumulative change in accounting principle	(225)	—

Decrease (increase) in:
Accounts receivable	(1,119)	(422)
Interest receivable	(28)	140
Prepaid expenses	374	280
Other assets	(299)	211

(Decrease) increase in:
Accounts payable	(792)	(1,857)
Accrued exit costs	(100)	(1,007)
Deferred revenue	549	(369)
Other current liabilities	—	149

Net cash provided by (used in) operating activities	9,929	(1,028)

Cash flows from investing activities:
Repayments of note receivable	190	—
Redemption of investments, net	—	4,344
Advances under note receivable	—	(500)
Proceeds from sale of an asset	170	—
Purchases of furniture, fixtures and equipment	(1,780)	(1,179)

Net cash provided by (used in) investing activities	(1,420)	2,665

Cash flows from financing activities:
Exercise of stock options	798	—
Repurchase of treasury stock	—	(394)
Repurchase of redeemable common stock	—	(911)
Repayments of long–term debt, net	(954)	(1,340)

Net cash used in financing activities	(156)	(2,645)

Net increase (decrease) in cash	8,353	(1,008)
Cash and cash equivalents, beginning of year	19,087	23,824

Cash and cash equivalents, end of period	$27,440	$22,816

j2 Global Communications, Inc.
Adjustments from GAAP Operating Earnings (Loss) to EBITDA
(Unaudited)
(in thousands)

EBITDA amounts are not meant as a substitute for GAAP, but are solely for informational purposes. The following table illustrates the adjustments and reconciles EBITDA data to that reported in the financial statements.

	Three months ended		Nine months ended
	September 30,		September 30,
	2002	2001	2002	2001
Operating earnings (loss) under GAAP	$3,852	$(1,732)	$8,361	$(7,282)

Add: Amortization of goodwill and other intangibles (Note)	—	1,727	112	5,197

Add: Depreciation, amortization and other	863	888	2,605	2,673

EBITDA	$4,715	$883	$11,078	$588

Note

In accordance with Financial Accounting Standards Board Statement No. 142 “Goodwill and Other Intangible Assets”, the Company discontinued amortizing the remaining balance of goodwill and a tradename as of January 1, 2002.